Prospectus Supplement No. 3                     Filed Pursuant to Rule 424(b)(3)
dated October 22, 1998                                Registration No. 333-52433
(to Prospectus dated June 23, 1998)

                            IXC COMMUNICATIONS, INC.

        3,105,000 DEPOSITARY SHARES REPRESENTING 1/20 OF A SHARE OF 6-3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 155,250 SHARES OF 6-3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 2,634,377 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 6-3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK AND 261,671 SHARES OF COMMON STOCK

        This Prospectus Supplement supplements information contained in that certain Prospectus dated June 23, 1998, as supplemented by Prospectus
Supplement No. 1 dated August 6, 1998 and Prospectus Supplement No. 2 dated August 31, 1998 (collectively, the "Prospectus") relating to the offer and sale by (a) certain holders (the "Convertible Preferred Selling Holders") of
(i) up to 3,105,000 depositary shares (the "Depositary Shares") each representing 1/20 of a share of 6-3/4% Cumulative Convertible Preferred Stock, par value $.01 per share ("1998 Convertible Preferred Stock"), liquidation preference $1,000 per share (equivalent to $50 per Depositary Share) of IXC Communications, Inc. (the "Company"), (ii) up to 155,250 shares of the 1998 Convertible Preferred Stock and (iii) up to 2,634,377 shares of the Company's common stock, par value $.01 per share (the "Common Stock") issuable upon conversion of, or payable as dividends on, the 1998 Convertible Preferred Stock or the Depositary Shares and (b) the Acquisition Selling Holders of 261,671 shares of Common Stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the heading "Selling Holders -- Convertible Preferred Selling Holders" with respect to certain Convertible Preferred Selling Holders and the number of shares of Convertible Preferred Stock beneficially owned by such Convertible Preferred Selling Holders that may be offered and sold pursuant to the Prospectus, as supplemented, to add the following Convertible Preferred Selling Holders to the table set forth in the Prospectus and to add the following number of shares with respect to the following Convertible Preferred Selling Holder previously listed in Prospectus Supplement No. 1 and Prospectus Supplement No. 2:


                                                                  NUMBER OF
CONVERTIBLE PREFERRED SELLING HOLDER                          DEPOSITARY SHARES
------------------------------------                          -----------------
Variable Insurance Products Fund .....................................  348,900
Fidelity Advisor Series II ...........................................  179,000
Fidelity Financial Trust .............................................  151,377
Fidelity Fixed-Income Trust ..........................................   98,600
Fidelity Summer Street Trust .........................................   46,400
Fidelity Management Trust Company ....................................  163,900
Fidelity Global Yield Trust ..........................................   13,800
Fidelity Advisor Series VIII .........................................   10,000
Fidelity School Street Trust .........................................    4,000
MFS/SUN Life Series Trust - Utilities Series .........................    3,500
Goldman, Sachs & Co.* ................................................   70,063


        Because the Convertible Preferred Selling Holders listed above and in the Prospectus under the caption "Selling Holders -- Convertible Preferred Selling Holders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Convertible Preferred Stock, no estimate can be given as to the amount of Convertible Preferred Stock that will be held by the Convertible Preferred Selling Holders upon termination of any such sales.

        Furthermore, the Convertible Preferred Selling Holders identified in the table set forth in the Prospectus under the caption "Selling Holders" in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Convertible Preferred Stock or Common Stock since the date on which they provided the Company with information regarding their Convertible Preferred Stock or Common Stock, and the Company has not made any independent inquiries as to the foregoing.

        Unless otherwise noted, all information provided in this Prospectus Supplement is as of October 22, 1998.

------------
* Goldman, Sachs & Co. has engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future. Goldman, Sachs & Co. was one of the Initial Purchasers in the original issuance of the 1998 Convertible Preferred Stock, represented by the Depositary Shares, for which it received a discount on the purchase price.